UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 17, 2019

ALPHABET INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37580	61-1767919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1600 Amphitheatre Parkway
Mountain View, CA 94043
(Address of principal executive offices) (Zip Code)
(650) 253-0000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	GOOGL	Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Class C Capital Stock, $0.001 par value	GOOG	Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2019, the Leadership Development and Compensation Committee of the Board of Directors (the “Board”) of Alphabet Inc. (“Alphabet”) approved a new compensation arrangement for Sundar Pichai, Chief Executive Officer of Alphabet and Google LLC (“Google”).

In recognition of his expanded role as CEO of Alphabet and Google, the Leadership Development and Compensation Committee of the Board determined to increase Mr. Pichai’s salary to $2,000,000 effective January 1, 2020, and to provide equity awards in the form of performance stock units (“PSUs”) and restricted stock units (“GSUs”). The Leadership Development and Compensation Committee of the Board determined that the inclusion of relative Total Shareholder Return (“TSR”) with respect to the PSUs further aligns compensation to long-term shareholder value creation and rewards the company’s performance relative to the S&P 100.

The 2019 equity awards consist of both performance-based and time-based equity, vesting from 2020 through 2022. Mr. Pichai’s last GSU award was granted in 2016. As a result, the 2019 awards also include a one-time transitional grant of time-based GSUs vesting during 2020.

On December 19, 2019, Mr. Pichai was granted an award consisting of two tranches of PSUs with a target value of $45,000,000 each. The target number of PSUs for each tranche was calculated by dividing the target value of $45,000,000 by the average closing price of Alphabet’s Class C capital stock during the month of November 2019 (the “Average Closing Price”). The PSUs will vest, if at all, based on the TSR performance of Alphabet relative to the companies comprising the S&P 100 over a 2020-2021 performance period for the first tranche and over a 2020-2022 performance period for the second tranche, subject to continued employment. Depending upon performance, the number of PSUs that vest will range from 0%-200% of target. Upon vesting, each PSU will entitle Mr. Pichai to receive one share of Alphabet’s Class C capital stock. Upon termination of employment by reason of death, unvested PSUs with respect to a tranche will immediately vest, assuming target (or actual if the performance period ended prior to death) and be settled in shares of Alphabet’s Class C capital stock. Upon termination of employment by Alphabet without cause, PSUs will vest based on actual performance but will be prorated based on the number of calendar days in the performance period Mr. Pichai performed services and any remaining unvested PSUs will be forfeited. The PSUs are subject to the terms and conditions of Alphabet’s Amended and Restated 2012 Stock Plan.

The foregoing description is only a summary of the terms of the PSU award and is qualified in its entirety by reference to the full text of the Performance Stock Unit Agreement, which will be filed as an exhibit to Alphabet’s Form 10-K for the fiscal year ending December 31, 2019.

On December 19, 2019, Mr. Pichai was granted an award of $120,000,000 in the form of GSUs. The number of GSUs comprising the grant was calculated by dividing the equity award amount by the Average Closing Price. These GSUs will vest as follows: 1/12th will vest on March 25, 2020 and an additional 1/12th will vest quarterly thereafter until fully vested, in each case subject to continued employment. Mr. Pichai also will be granted a transitional award of $30,000,000 in the form of GSUs with the exact number of GSUs calculated as set forth above. These transitional GSUs will vest 1/4th on March 25, 2020 and an additional 1/4th will vest quarterly thereafter until fully vested, in each case subject to continued employment. Upon vesting, each GSU will entitle Mr. Pichai to receive one share of Alphabet’s Class C capital stock. Upon termination of employment by reason of death, all unvested GSUs will immediately vest in full and be settled in shares of Alphabet’s Class C capital stock. All GSUs are subject to the terms and conditions of Alphabet’s Amended and Restated 2012 Stock Plan.

The Leadership Development and Compensation Committee of the Board has approved the amendment of Alphabet’s form of restricted stock unit agreement under Alphabet’s Amended and Restated 2012 Stock Plan for future grants, such that, similar to all other Alphabet employees, GSUs granted to directors and executive officers of Alphabet (within the meaning of Section 16 of the Exchange Act and the regulations thereunder) will immediately vest in full and be settled in shares of Alphabet’s Class C capital stock upon termination of service on the Board, or of employment, by reason of death.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHABET INC.

Date: December 20, 2019	/s/ Kathryn W. Hall
Kathryn W. Hall Assistant Secretary